Exhibit (h)(5)

SCHEDULE A

to the

ETF Master Services Agreement

between

Exchange Listed Funds Trust

and

Ultimus Fund Solutions, LLC

dated December 5, 2023

Fund Portfolio(s)

Exchange Traded Concepts, LLC advised Fund(s)

Bancreek U.S. Large Cap ETF

Bancreek International Large Cap ETF

The parties duly executed this Schedule A dated as of March 5, 2024.

	Exchange Listed Funds Trust		Ultimus Fund Solutions, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Gary Tenkman
Name:	J. Garrett Stevens	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer